UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  December 17, 2008

Cano Petroleum, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32496	77-0635673
(Commission File Number)	(IRS Employer Identification No.)

801 Cherry St., Suite 3200
Fort Worth, Texas	76102
(Address of Principal Executive Offices)	(Zip Code)

(817) 698-0900

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                          Entry into a Material Definitive Agreement.

Amended and Restated Credit Agreement

In a Current Report on Form 8-K filed on November 20, 2008, Cano Petroleum, Inc. (“Cano”) reported that it had entered into a commitment letter with Union Bank of California, N.A. (“UBOC”) for an Amended and Restated Credit Agreement, by and among Cano, UBOC and Natixis (the “ARCA”).  On December 17, 2008, Cano and UBOC finalized the $120,000,000 ARCA among Cano, the lenders and UBOC as Administrative Agent and as Issuing Lender.  The current borrowing base remains at $60 million based on Cano’s proved reserves.  Pursuant to the terms of the ARCA, the borrowing base is redetermined every six months with one additional redetermination being possible during any six month period between scheduled redetermination.

At Cano’s option, interest is either (i) the sum of (A) the greatest of (a) the UBOC reference rate, (b) the federal funds rate plus 0.5% or (c) the LIBOR rate plus 1.5% plus (B) the applicable margin of (1) 0.875% if less than 50% of the borrowing base is borrowed, (2) 1.125% if at least 50% but less than 75% of the borrowing base is borrowed, (3) 1.375% if at least 75% but less than 90% of the borrowing base is borrowed and (4) 1.625% if at least 90% of the borrowing base is borrowed or (ii) (a) the one, two, three, six, nine or twelve month LIBOR rate (at Cano’s option) plus (b) the applicable margin of (1) 2.0% if less than 50% of the borrowing base is borrowed, (2) 2.25% if at least 50% but less than 75% of the borrowing base is borrowed, (3) 2.50% if at least 75% but less than 90% of the borrowing base is borrowed and (4) 2.75% if at least 90% of the borrowing base is borrowed.  Cano owes a commitment fee on the unborrowed portion of the borrowing base of 0.375% per annum if less than 90% of the borrowing base is borrowed and 0.50% per annum if at least 90% of the borrowing base is borrowed.

Unless specific events of default occur, the maturity date is December 17, 2012.  Specific events of default which could cause all outstanding principal and accrued interest to be accelerated, include, but are not limited to, payment defaults, material breaches of representations and warranties of Cano or any of its subsidiaries that are guarantors (the “Guarantors”), breaches of covenants by Cano or any of the Guarantors, certain cross-defaults, insolvency, a change in control or a material adverse change.

The ARCA contains certain negative covenants for Cano and the Guarantors including, but not limited to, covenants, subject to certain exceptions, against the following: (i) incurring additional liens, (ii) incurring additional debt or issuing additional equity interests other than common equity interests; (iii) merging or consolidating or selling, leasing, transferring, assigning, farming-out, conveying or otherwise disposing of any property, (iv) making certain payments, including cash dividends to Cano common stockholders, (v) making any loans, advances or capital contributions to, or making any investment in, or purchasing or committing to purchase any stock or other securities or evidences of indebtedness or interest in any person or oil and gas properties or activities related to oil and gas properties unless (a) with regard to new oil and gas properties, such properties are mortgaged to UBOC, as administrative agent, or (b) with regard to new subsidiaries, such subsidiaries execute a guaranty, pledge agreement, security agreement or mortgage in favor of UBOC, as administrative agent, and (vi) entering into affiliate transactions on terms that are not at least as favorable to Cano as comparable arm’s length transactions.

Cano must also meet certain financial ratios.  The ratio of current assets to current liabilities must not be less than 1.00 to 1.00 for each fiscal quarter.  Current assets include unused borrowing base under the ARCA and the availability under the Subordinated Credit Agreement (as defined below), current liabilities exclude the current portion of the debt other than any current debt relating to the Series D Convertible Preferred Stock and current assets and current liabilities exclude hedge assets and liabilities, and liabilities for asset retirement obligations  pursuant to Statement of Financial Accounting Standards Nos. 133 and 143.  The ratio of consolidated debt to consolidated EBITDA for the four fiscal quarter period then ended must not be greater 4.00 to 1.00.  For the purposes of this ratio, debt does not include the amount owed under the Series D Convertible Preferred Stock.  The ratio of consolidated EBITDA for the previous four fiscal quarters to consolidated interest expense for the previous four fiscal quarters must not be less than 3.00 to 1.00.  Through the quarter-ending September 30, 2009, EBITDA includes the net gain on the sale of Pantwist LLC on October 1, 2008.

In addition, Cano is required to maintain the current hedges set forth below until their stated maturity.  The current required hedges with UBOC are as follows:

Time Period	Floor Oil Price	Ceiling Oil Price	Barrels Per Day	Floor Gas Price	Ceiling Gas Price	Mcf per Day	Barrels of Equivalent Oil per Day
4/1/08 - 12/31/08	$80.00	$117.50	367	$7.75	$11.40	1,867	678
1/1/09 - 12/31/09	$80.00	$110.90	367	$7.75	$10.60	1,667	644
1/1/10 - 12/31/10	$80.00	$108.20	333	$7.75	$9.85	1,567	594
1/1/11 - 3/31/11	$80.00	$107.30	333	$7.75	$11.60	1,467	578
4/1/08 - 12/31/08	$85.00	$110.60	267	$8.00	$10.90	1,233	472
1/1/09 - 12/31/09	$85.00	$104.40	233	$8.00	$10.15	1,133	422
1/1/10 - 12/31/10	$85.00	$101.50	233	$8.00	$9.40	1,033	406
1/1/11 - 3/31/11	$85.00	$100.50	200	$8.00	$11.05	967	361

The following direct or indirect wholly-owned subsidiaries of Cano are the Guarantors:  Ladder Companies, Inc. (“Ladder”), Square One Energy, Inc. (“Square One”), WO Energy, Inc. (“WO”), W.O. Energy of Nevada, Inc. (“WOEN”), W.O Operating Company, Ltd. (“Operating”), W.O Production Company, Ltd. (“Production”) and Cano Petro of New Mexico, Inc. (“Petro”).  Each of the Guarantors executed an amended and restated guaranty agreement guaranteeing Cano’s obligations under the ARCA.

As security for the ARCA, (i) Cano and the Guarantors executed reaffirmations of mortgages in favor of UBOC, as administrative agent, covering all of their oil and gas properties in Texas, Oklahoma and New Mexico, (ii) Cano and the Guarantors executed an amended and restated security agreement in favor of UBOC, as administrative agent, granting a security interest in substantially all of their assets and (iii) Cano, W.O. and WOEN executed an amended and restated pledge agreement pursuant to which Cano pledged its ownership interests in Ladder, Square One, WOEN and Petro, WOEN pledged its ownership interest in WO, Operating and Production, and WO pledged its ownership interest in Operating and Production to UBOC, as administrative agent.

Subordinated Credit Agreement

In a Current Report on Form 8-K filed on November 20, 2008, Cano reported that it had entered into a commitment letter with UnionBanCal Equities, Inc. (“UBE”) for a subordinated, second lien secured, multi-draw term loan.  On December 17, 2008, Cano and UBE finalized the $25,000,000 Subordinated Credit Agreement among Cano, the lenders and UBE as Administrative Agent (the “Subordinated Credit Agreement”).  The current availability under the Subordinated Credit Agreement is $15 million.  An additional $10 million could be available in the lenders’ sole discretion.  Any advances must be made by March 17, 2009.  Any amounts borrowed shall be used to pay a portion of the debt outstanding pursuant to the ARCA, for capital expenditures and for working capital and other general corporate purposes

At Cano’s option, interest is either (i) the sum of (A) the greatest of (a) the UBOC reference rate, (b) the federal funds rate plus 0.5% or (c) the LIBOR rate plus 1.5% plus (B) 4.875% or (ii) (a) the three month LIBOR rate plus (b) 6.0%.  Through March 17, 2009, Cano owes a commitment fee of 1.0% on the unborrowed portion of the available borrowing amount.  Currently, no amounts are borrowed under the Subordinated Credit Agreement.

Unless specific events of default occur, the maturity date is June 17, 2013.  Specific events of default which could cause all outstanding principal and accrued interest to be accelerated, include, but are not limited to, payment defaults, material breaches of representations and warranties of Cano or any of its subsidiaries that are guarantors (the “Subordinated Guarantors”), breaches of covenants by Cano or any of the Subordinated Guarantors, certain cross-defaults, insolvency, a change in control or a material adverse change.

The Subordinated Credit Agreement contains certain negative covenants for Cano and the Subordinated Guarantors including, but not limited to, covenants, subject to certain exceptions,

against the following: (i) incurring additional liens, (ii) incurring additional debt or issuing additional equity interests other than common equity interests of Cano; (iii) merging or consolidating or selling, leasing, transferring, assigning, farming-out, conveying or otherwise disposing of any property, (iv) making certain payments, including cash dividends to Cano common stockholders, (v) making any loans, advances or capital contributions to, or making any investment in, or purchasing or committing to purchase any stock or other securities or evidences of indebtedness or interest in any person or oil and gas properties or activities related to oil and gas properties unless (a) with regard to new oil and gas properties, such properties are mortgaged to UBE, as administrative agent, or (b) with regard to new subsidiaries, such subsidiaries execute a guaranty, pledge agreement, security agreement or mortgage in favor of UBE, as administrative agent, and (vi) entering into affiliate transactions on terms that are not at least as favorable to Cano as comparable arm’s length transactions.

Cano must also meet certain financial ratios.  The ratio of current assets to current liabilities must not be less than 1.00 to 1.00 for each fiscal quarter.  Current assets include the availability under the Subordinated Credit Agreement and the unused borrowing base under the ARCA, current liabilities exclude the current portion of the debt other than any current debt relating to the Series D Convertible Preferred Stock and current assets and current liabilities exclude hedge assets and liabilities, and liabilities for asset retirement obligations pursuant to Statement of Financial Accounting Standards Nos. 133 and 143.  The ratio of consolidated debt to consolidated EBITDA for the four fiscal quarter period then ended must not be greater 4.50 to 1.00.  For the purposes of this ratio, debt does not include the amount owed under the Series D Convertible Preferred Stock.  The ratio of consolidated EBITDA for the previous four fiscal quarters to consolidated interest expense for the previous four fiscal quarters must not be less than 2.50 to 1.00.  Through the quarter-ending September 30, 2009, EBITDA includes the net gain on the sale of Pantwist LLC on October 1, 2008.  The ratio of total present value to consolidated debt must not be less than 1.50 to 1.00.  Total present value is the sum of 100% of the net present value, discounted at 10% per annum, of the future net revenues expected to accrue to (i) PDP reserves, (ii) PDNP reserves and PUD reserves with the total present value of PDP reserves being at least 60% of the aggregate total present value.

In addition, Cano is required to maintain the current hedges set forth below until their stated maturity.  The current required hedges with UBOC are set forth above under “Amended and Restated Credit Agreement.”

The following direct or indirect wholly-owned subsidiaries of Cano are the Subordinated Guarantors:  Ladder, Square One, WO, WOEN, Operating, Production and Petro.  Each of the Subordinated Guarantors executed a guaranty agreement guaranteeing Cano’s obligations under the Subordinated Credit Agreement.

As security for the Subordinated Credit Agreement, (i) Cano and the Subordinated Guarantors executed mortgages in favor of UBE, as administrative agent, covering all of their oil and gas properties in Texas, Oklahoma and New Mexico, (ii) Cano and the Subordinated Guarantors executed a security agreement in favor of UBE, as administrative agent, granting a security interest in substantially all of their assets and (iii) Cano, W.O. and WOEN executed a pledge agreement pursuant to which Cano pledged its ownership interests in Ladder, Square One, WOEN and Petro, WOEN pledged its ownership interest in WO, Operating and Production, and WO pledged its ownership interest in Operating and Production to UBE, as administrative agent.  The liens and security interests securing Cano’s obligations under the Subordinated Credit Agreement are junior to the liens and security interests securing Cano’s obligations under the ARCA.

Item 2.03                          Creation of a Direct Financial Obligation or Obligation under an Off-Balance Sheet Arrangement of a Registrant.

At December 19, 2008, Cano’s aggregate borrowings under the ARCA are approximately $27.0 million.

See also Item 1.01 “Entry into a Material Definitive Agreement.” regarding the ARCA and the Subordinated Credit Agreement entered into on December 17, 2008.

Item 3.03                          Material Modification to Rights of Security Holders.

See Item 1.01 “Entry into a Material Definitive Agreement.” regarding the negative covenants of Cano, including limitations on incurring additional debt and a prohibition on making cash dividends to Cano common stockholders pursuant to the terms of the ARCA and the Subordinated Credit Agreement.

Item 8.01                          Other Events.

During November and December 2008, Cano repurchased 20,625 shares of Series D Convertible Preferred Stock (plus the equivalent of an additional 2,323 shares including pay-in kind or PIK dividends), including accrued and unpaid PIK dividends relating to such shares for an aggregate of approximately $10.5 million.    Currently, 23,849 shares of Series D Convertible Preferred Stock remain outstanding (plus the equivalent of an additional 2,581 shares including PIK dividends).

* * * * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANO PETROLEUM, INC.

Date: December 22, 2008
	By:	/s/ Benjamin Daitch
Benjamin Daitch
Senior Vice President and
Chief Financial Officer